Exhibit 99.1

419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
NEWS RELEASE

Date:	September 30, 2008
Contact:	Wade F. B. Thompson or Peter B. Orthwein
THOR REPORTS RESULTS FOR QUARTER, YEAR.
Thor Industries, Inc. (NYSE:THO) announced results for the fourth quarter and 12 months ended July 31, 2008.
Net income for the quarter was $5,041,000 compared to $50,313,000 last year. E.P.S. for the quarter were 9¢ versus 90¢ last year. Sales for the quarter were $569,843,000, down 25% from $754,900,000 last year.
Net income for the 12 months was $92,706,000 compared to $134,731,000 last year. Basic E.P.S. for the 12 months were $1.67 versus $2.42 last year. Sales for the 12 months were $2,640,680,000 compared to $2,856,308,000 last year.
“In the quarter, we accrued $5.4 million in costs related to the sale in June of Thor California, a $2.0 million write down of fixed assets to market value, and a $7.5 million goodwill impairment, all of which are one-time costs,” said Wade F. B. Thompson, Thor Chairman. “Our tax rate in the quarter of 59% was negatively affected by these one-time charges and by an increase in our FIN 48 liability,” he added.
RV sales in the quarter were $454,518,000 versus $645,428,000 last year. Bus sales in the quarter were $115,325,000 up 5% from $109,472,000 last year. RV sales in the 12 months were $2,224,955,000 compared to $2,455,623,000 last year. Bus sales in the 12 months were a record $415,725,000 up 4% from $400,685,000 last year. RV income before tax was $8,662,000 in the quarter, down from $63,353,000 last year and $145,784,000 in the 12 months, down from $190,399,000 last year. Bus income before tax in the quarter was $8,324,000 up 13% from $7,375,000 last year and $21,132,000 in the 12 months, up 11% from $18,997,000 last year. Corporate net costs were $4,605,000 in the quarter versus $3,065,000 last year and $14,509,000 in the 12 months versus $12,536,000 last year.
“Importantly, Thor is the only company to show an increase in market share in both towables and motorized recreation vehicles. For the seven months ended July 31, 2008, Statistical Surveys reported that Thor increased its towable market share to 30.4%, up from 29.2% last year and increased its motorized market share to 15.4% versus 14.1% last year,” Thompson said.

This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, additional issues that may arise in connection with the findings of the completed investigation of the Audit Committee of the Board of Directors of Thor Industries, Inc. (the “Company”) and the SEC’s requests for additional information, fuel prices, fuel availability, lower consumer confidence, interest rate increases, tight lending practices, increased material costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, the impact of the recent auction market failures on our liquidity, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2008. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in the Company’s expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.

THOR INDUSTRIES, INC.
STATEMENT OF INCOME FOR THE 3 AND 12 MONTHS ENDED JULY 31, 2008 and 2007
$000 except per share — unaudited

		3 MONTHS ENDED JULY 31			12 MONTHS ENDED JULY 31
	2008	%	2007	%	2008	%	2007	%

Net sales	$569,843		$754,900		$2,640,680		$2,856,308
Gross profit	$61,435	10.8%	$109,978	14.6%	$322,426	12.2%	$363,295	12.7%
Selling, general and administrative	$44,549	7.8%	$45,664	6.0%	$177,068	6.7%	$177,697	6.2%
Goodwill impairment	$7,535	1.3%	$—	—	$7,535	0.3%	$—	—
Amortization of intangibles	$200	—	$265	—	$813	—	$935	—
Operating income	$9,151	1.6%	$64,049	6.5%	$137,010	5.2%	$184,663	5.7%
Interest income (net)	$1,569	0.3%	$3,394	0.4%	$10,196	0.4%	$10,602	0.4%
Gain on sale of property	$—	—	$—	—	$2,308	0.1%	$—	—
Other income	$1,661	0.3%	$220	—	$2,893	0.1%	$1,595	0.1%

Income before taxes	$12,381	2.2%	$67,663	9.0%	$152,407	5.8%	$196,860	6.9%
Taxes	$7,340	1.3%	$17,350	2.3%	$59,701	2.3%	$62,129	2.2%

Net income	$5,041	0.9%	$50,313	6.7%	$92,706	3.5%	$134,731	4.7%

E.P.S. — basic	$.09		$.90		$1.67		$2.42
E.P.S. — diluted	$.09		$.90		$1.66		$2.41
Avg. common shares outstanding-basic	55,407,924		55,697,761		55,593,572		55,665,275
Avg. common shares outstanding-diluted	55,490,566		55,950,360		55,731,707		55,923,108
SUMMARY BALANCE SHEETS — JULY 31 ($000) (unaudited)

	2008	2007
Cash and equivalents	$189,620	$171,889
Investments, short term	—	174,575
Accounts receivable	146,355	177,395
Inventories	152,582	168,980
Deferred income tax and other	39,363	12,689

Total current assets	527,920	705,528
Fixed assets	153,230	157,242
Investments — long term	126,403	—
Investments — joint ventures	3,269	2,671
Goodwill	158,128	165,663
Other assets	27,612	28,193

	$996,562	$1,059,297

	2008	2007
Current liabilities	$248,416	$277,199
Other liabilities	48,450	15,767
Stockholders’ equity	699,696	766,331

	$996,562	$1,059,297